Exhibit 99.2

Savient Pharmaceuticals
First Quarter 2006 Earnings Release Conference Call
May 11, 2006

Operator:	My name is Carletta and I will be your conference operator today. At this time I would like to welcome everyone to the Savient Pharmaceuticals 2006 First Quarter Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star, then the number one on your telephone keypad. If you would like to withdraw your question, press the star key. At this time, I would like to turn the call over to Mr. Jack Domeischel, Vice President of Investor Relations. Mr. Domeischel, you may begin your conference.

Jack:	Thank you very much. Welcome everybody to our First Quarter Earnings Conference Call. Joining us this morning on the call are Chris Clement, our President and Chief Executive Officer, Dr. Zeb Horowitz, our Chief Medical Officer, Phil Yachmetz, Executive Vice President and Chief Business Officer, David Fink, the Senior Vice President of Commercial Operations and David Gionco, Vice President of Finance and Controller.

I would now like to provide the requisite Safe Harbor statement. Statements in this discussion concerning the company’s strategy, expected future financial position, results of operations, cash flows, financing, plans, development of products, strategic alliances, competitive position, plans and objectives of management are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. In particular the statements regarding to completion of the evaluation of strategic alternatives and for a potential transaction regarding Rosemont Pharmaceuticals, the clinical development of Puricase, commencement of the Phase III clinical trials for Puricase, PEG uricase, time for completion of patient recruitment and timing for the filing of a BLA for Puricase and the timing and size of a stock repurchase plan are forward-looking statements.

These forward-looking statements involve substantial risk and uncertainties and are based on current expectations, assumptions, estimates and projections about the company’s business and the biopharmaceutical and specialty pharmaceutical industries in which the company operates. Such risks and uncertainties include but are not limited to the company’s ability to conclude a strategic evaluation and consummate it in an appropriate transaction with respect to Rosemont Pharmaceuticals on attractive terms; delay or failure in developing Puricase and other product candidates; difficulties of expanding the company’s product portfolio through in-licensing; introduction of generic competition for Oxandrin; fluctuation in buying patterns of wholesalers; potential future returns on Oxandrin or other products; the company’s continuing to incur substantial net losses for the foreseeable future; potential development of alternative technologies or more effective products by competitors; reliance on third parties to manufacture, market and distribute many of the company’s products; economic, political and other risks associated with foreign operations; risks of maintaining protection for the company’s intellectual property; risks of an adverse determination in future intellectual property litigation; and risks associated with stringent government regulation of the specialty pharmaceutical industries.

Savient Pharmaceuticals
First Quarter 2006 Earnings Release Conference Call
May 11, 2006

The company may not actually achieve plans, intentions or expectations disclosed in its forward-looking statements and you should not place undue reliance on the company’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the company makes. The company’s forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that the company may make. The company does not assume any obligation to update any forward-looking statements.

I would now like to introduce Christopher Clement, President and Chief Executive Officer of Savient Pharmaceuticals.

Christopher:	Good morning everyone and welcome to the Savient First Quarter 2006 Earnings Conference Call. Savient has made significant strides in a number of key areas during the first quarter of this year which I believe further establishes a strong foundation for this company going forward. First and foremost, we completed getting our house in order with the filing of all outstanding financial restatements and returning to full compliance under NASDAQ rules. We’ve also focused our efforts on commencing remediation of existing material weaknesses and significant deficiencies over financial controls. We’re taking the appropriate steps to specifically remediate these issues and I look forward to sharing our progress on this key initiative throughout the coming year.

We announced the engagement of Citigroup Corporate and Investment Banking to evaluate strategic alternatives for our Rosemont subsidiary, including but not limited to the sale or spin-off. The decision to consider such alternatives for Rosemont is very consistent with our strategy of focusing our full efforts on the development of our clinical pipeline. Furthermore, separation of Savient and Rosemont will make each company a pure play and allow each to grow independent of the other.

Other key developments for the first quarter of this year include closing of the sale of Delatestryl to Indevus Pharmaceuticals and receiving an initial payment of $5 million, coupled with an additional installment payment of $600,000 for existing product inventory. We signed a letter of intent for an exclusive distribution agreement with Cytogen Corporation for Soltamox. This transaction closed shortly after the end of the quarter. And finally, we received final payment from Ferring Pharmaceuticals related to the sale of the global biologics business.

Savient Pharmaceuticals
First Quarter 2006 Earnings Release Conference Call
May 11, 2006

Most exciting, however, for us was the written response from the FDA of their agreement with the proposed Phase III protocols for Puricase submitted as a special protocol assessment. We held our investigator meeting for Phase III at the end of March and we’re on target for patient dosing this month. Our Chief Medical Officer, Dr. Zeb Horowitz will be discussing more about our Phase III trial in just a minute.

But first I would like to review with you results for the first quarter, which we completed on March 31st. For the first quarter ended March 31, 2006, total revenues were $18.9 million, down 10 percent from a year ago. Net income for the quarter was $4 million or six cents per fully diluted share compared to a net loss of a half million dollars or one cent per fully diluted share for the first quarter of 2005. Our net income in the quarter was significantly positively impacted by $8.9 million of other income items, certain of which we do not expect to be recurring.

Sales of Oxandrin were $9.4 million compared to $10.8 million a year ago. The decrease results primarily from a reduction of demand in the overall involuntary weight loss market and the removal of Oxandrin from the Florida State Medicaid Formulary effective January 1st of this year. The Oxandrin decrease was partially offset by a price increase on both strengths in January of 2006. In addition, the Medicare Part D Pharmacy Benefits Program also went into effect at the beginning of this year. This has created significant market disruption as patients have had to choose from a variety of new benefit plans that feature different price schedules and drug formularies.

Early indications are that this has further accelerated overall market decline in January and February, which are the months for which data is currently available. In summation, Oxandrin is a mature product in a flat and declining market. We are carefully managing the allocation of resources to drop as much as possible to the income line. Our goal for this year is to maintain the business with reduced spend levels than in prior years. We continue to believe that despite the current level of softness of Oxandrin sales, the company will continue to operate at least on a cash neutral basis for the remainder of this year. We continue to provide support for our two citizen’s petitions and will do so until a final decision is made by the FDA.

Savient Pharmaceuticals
First Quarter 2006 Earnings Release Conference Call
May 11, 2006

Rosemont sales increased 4 percent to $9.4 million versus $9.1 million during the same period in 2005. Excluding the impact of exchange rate fluctuation, sales in local currency increased by 12 percent. Additionally, Rosemont recently passed its MHRA inspection. This regulatory group is the UK equivalent of the FDA and as such validates the ongoing QA, QC and regulatory compliance at Rosemont. We expect that Rosemont will continue to perform for the remainder of the year at historical growth levels.

Despite the fact that we reduced overall expenses in the first quarter of this year, we still experienced an operating loss of $3.3 million. However, there were many one-time expenses incurred over the same period last year which impacted this loss, including restatement costs of approximately $1 million, higher costs associated with Sarbanes-Oxley compliance, and regular 2005 auditing fees of $1.3 million incurred in the first quarter of this year.

We are very much focused on controlling our G&A costs. As we continue to make improvements I expect further expense reductions in regular auditing fees, a reduction in finance consulting fees and to control SOX compliance expenses.

Other income was $8.9 million for the first quarter 2006 as compared to other income of $2.2 million in the first quarter of ’05. The increase is primarily attributable to the gain on the sale of Delatestryl of $6 million, an increase in investment income of $1.2 million and a settlement with Ross Pharmaceuticals related to commission payment overcharges regarding Oxandrin.

Our balance sheet continues to be strong and free of debt. We ended the quarter with cash, cash equivalents and short-term investments of $89.2 million as of March 31, 2006, compared to $75.4 million at the end of 2005.

Let me now turn to a discussion of significant highlights in the quarter as well as other major developments with respect to our progress on Rosemont and several major accomplishments with Puricase. In conjunction with Citigroup we continue to explore the strategic options for a Rosemont transaction, including but not limited to a sale or a spin-off. As part of this initiative, we have begun a formal process to explore the potential sale value in the business with a number of interested parties. We will continue to keep the shareholders advised as we proceed through this process. As previously announced, we expect that if we are able to complete a Rosemont transaction on favorable terms a significant portion of the net proceeds would be earmarked for a stock repurchase plan.

The reasons for this are consistent with our previously announced product development strategy which is to continue to focus our resources on the completion of our Phase III clinical program for Puricase. Beyond supporting the current clinical program for product registration and approval, the company is devoting its full efforts to developing the commercialization plan, including identification of Phase IV studies and the bolstering of long-term manufacturing activities. Additionally, we will also begin to evaluate other potential indications for Puricase beyond treatment-failure gout. In parallel, we’re also concentrating business development efforts principally on completing a transaction with a partner for the clinical development and commercialization of Puricase outside the US.

Savient Pharmaceuticals
First Quarter 2006 Earnings Release Conference Call
May 11, 2006

As for Puricase, approval of our Phase III clinical protocols and the SPA by the FDA is an important milestone in the development of this compound. First, it represents formal agreement with the agency on critical study elements such as patient numbers, primary and secondary end points and safety measurements. Final approval of the SPA received last week also keeps us on track for commercialization of Puricase and paves the way for patient enrollment to begin. For a further discussion on the advances with Puricase and our Phase III program, I would now like to turn the call over to our Chief Medical Officer, Dr. Zeb Horowitz.

Dr. Horowitz:	Thank you, Chris. We’re at a very important and exciting moment in the Puricase development program. As Chris mentioned, we held our investigator’s meeting over the weekend of March 31st and finalized the special protocol assessment with FDA on May 3rd. During that interval, we updated our IND with the latest pharm tox and CMC data and we filed the protocols to the IND. Our clinical sites have used this time to prepare for study start. And the operations team has fine-tuned our patient recruitment plan.

I’d like to spend a few minutes reviewing some key aspects of our Phase III studies. These will be two replicate studies approximately 100 patients each. They will be six months in duration, placebo-controlled, blinded, testing Puricase in a dose regimen which compares 8 milligrams every two weeks and 8 milligrams every four weeks versus placebo. And the drug will be delivered in a two-hour intravenous infusion. To cause eradication of gout tophi is an important clinical outcome measure in this trial. We will stratify patient randomization for the presence of gout tophi at baseline, ensuring adequate representation in all study arms. Each study is independently powered for the primary efficacy endpoint, the normalization of plasma uric acid. But the FDA has also agreed to a pooled analysis across the two studies to achieve greater power to test drug efficacy at the secondary efficacy endpoints, which include gout tophi eradication, gout flare frequency reduction and improvement in the count of tender and swollen joints. We’re also assessing quality of life in these studies, using instruments validated in other rheumatologic conditions.

Savient Pharmaceuticals
First Quarter 2006 Earnings Release Conference Call
May 11, 2006

In the SPA, the FDA has agreed that the efficacy hurdle for registration is success at the primary endpoint. But success at the secondary efficacy endpoints can be included in the label as claims if these meet pre-specified significance levels. We have initiated our patient recruitment effort and are ready to ship study drug to the first patient dosing as soon as first patient randomization occurs. This patient recruitment involves selecting and screening patients and a wash out period before dosing. We really cannot guarantee first dosing will occur this month, but we are making every effort to achieve this.

It is our aim to complete patient enrollment this year and complete the last patient in the summer of 2007 with a BLA submission at the end of 2007. These milestones depend primarily on three factors: The rate of patient recruitment, the rate and number of patient drop outs and successful completion of all of our manufacturing requirements for the commercial supply. As patients complete the placebo-controlled six month studies, they will be able to enroll in long-term trial extension. Because we have the SPA in place, we believe a late 2007 BLA is very likely to mean a 2008 FDA action date and if successful a 2008 product launch. There is even a chance for an accelerated review if the Phase III data and CMC data are very robust. We are now creating development strategies reaching beyond the initial orphan gout indications with consideration of other potential orphan indications near term where Puricase could offer advantage, such as in organ transplant and tumor lysis syndrome patients.

To sum up, we are ready now to begin patient recruitment in this important and novel program. We are in a strong position to attain success from a regulatory perspective with the SPA in place. Our clinical investigators have shown a high degree of enthusiasm and commitment and our clinical operations team is well-prepared and eager to start. There will be challenges ahead, for sure, and certainly no guarantees. But I am confident of success in bringing Puricase to the market. Thank you.

Chris:	Thanks, Zeb. Despite the fact that Zeb has a bad cold, I think you can tell from his comments that he is very excited about Puricase and eager to begin enrolling patients into the trial.

We’re forging new ground with Puricase as there has not been any clinical advance in the treatment of gout in almost 40 years. In addition, the opportunity to potentially help a particular subset of the gout population or those patients where no other therapy works today is particularly gratifying. Gout is becoming more of a medical issue today as the population ages. Gout is a disease which takes decades to manifest itself and typically afflicts people of middle age and older. Therefore, we expect this market to continue to expand. The upside potential for Puricase could be significant if we demonstrate clear clinical improvement in Phase III such as the reduction or elimination of gout tophi and reduction in gout flare.

Savient Pharmaceuticals
First Quarter 2006 Earnings Release Conference Call
May 11, 2006

Remember, we did have anecdotal reports of clinical improvement in Phase II and we’ll be formally evaluating these endpoints in our upcoming trial. First and foremost, however, is to deliver a medically important product to the orphan gout population. We believe there will be opportunity to eventually expand usage of the product and its labeling to other symptomatic patients if Puricase demonstrates clinical improvement in upcoming trials. It remains our intention to commercialize Puricase ourselves in the US as the rheumatology community is relatively small and supporting a commercial infrastructure targeting this specialty is within our capabilities. We are actively seeking and are in discussion with a number of companies to develop and commercialize Puricase outside the US, particularly in the EU and Asia.

As we have also stressed in previous communications, we will explore other market segments where high uric acid levels are problematic. This includes tumor lysis syndrome and organ transplants. Each of these segments is an area of unmet medical need and could generate incremental value to Puricase.

As I indicated on our last conference call, we’re committed to improving our capability to communicate more efficiently and effectively with our investors. Towards this goal, we launched our newly-designed, redesigned website in April and I hope you’ve had a chance to visit it. We look forward to communicating with our investors regularly through updates and improvements to the site. And finally, I’d like to also remind you that our annual shareholder’s meeting will be held on May 23rd at 9:00 AM at the NASDAQ market site, 4 Times Square, New York City.

On behalf of all of us at Savient, I would like to thank you all for your patience this last year. With the timely filing of our first quarter ’06 earnings, we have now returned to a normal schedule of filings and expect to remain current. We’re well-positioned to realize our goal of becoming a specialty pharmaceutical company. I would also like to thank all of the employees here at Savient who have worked long and hard over the past year and as we now embark on a new and exciting chapter in this company’s history.

Savient Pharmaceuticals
First Quarter 2006 Earnings Release Conference Call
May 11, 2006

I’d like to now turn the call over to the operator to open the lines for questions. Thank you.

Operator:	Thank you, sir. At this time I would like to remind everyone if you would like to ask a question, press star one on your telephone keypad. We will pause for just a moment to compile the Q&A roster. Your first question comes from the line of Kevin DeGeeter.

Q:	Good morning, guys.

Answer:	Hi, Kevin.

Q:	One quick housekeeping item here up front and then maybe two other quick questions. Hey, Chris, can you help us get a better sense of how to model the G&A line here? You mentioned, I think in your queue that there’s about a million dollars in this quarter for the restatement and about another million for kind of Sarbanes-Oxley related piece. I mean where does this kind of come down to? Is this – I mean historically you’ve kind of been say a $6.5 million a quarter type G&A. We’re looking now like $7.5 now or $8, just ballpark please would be helpful.

Answer:	Okay, Kevin, yeah. I mean the G&A is still a little bit high because coming out of the year and finishing up the restatements we’ve had to deal with that. There are higher costs associated with Sarbanes-Oxley. We’re dealing with that. The regular auditing fees, now that we’re past the restatement we expect our auditing fees to come down as well. We expect our consulting fees in the finance area to come down as well as we progress forward. I think in order to give you a ballpark that we would be somewhere – I think you said somewhere around $6 – what, $6.5 million or so? Something like that?

Q:	That’s where you had been, I guess, historically close to.

Answer:	Yeah, I think we would probably be somewhere just slightly higher of that on an annualized basis.

Q:	Okay, that’s helpful. Terrific. And hey, could you give us an update on the search for a CFO and when you might be able to have somebody in place there on a permanent basis?

Answer:	Yeah. Okay, as you know and in the past we have hired a national organization to conduct the search for us and they have been very diligent and in fact we’ve seen a number of good candidates. This is a critical position, as you know, for this organization and we are making sure that we get the absolute best candidate. We are in advanced discussions at this point and I’m very hopeful that in the near future that we’ll be able to make that announcement.

Savient Pharmaceuticals
First Quarter 2006 Earnings Release Conference Call
May 11, 2006

Q:	Okay, terrific. And one final question. This one I guess is for Zeb. Obviously a really exciting time for the Puricase program. Can you just give us a metric or maybe two metrics that we can look at to give us some confidence that – how many patients perhaps per site per month did we have to enroll? Just to give us some confidence that the enrollment timeline you laid out should be achievable in what each site or on average each site would have to achieve to get there.

Answer:	Sure. We’re starting with approximately 60 sites, 50 in the US, five in Canada, five in Mexico. My expectation is that some of the sites may not be able to recruit patients and will not remain in the program over time, which is consistent with sort of the standard in many clinical studies. It’s actually if we recruit fewer than one patient a month at every site, we will complete enrollment this year and that does allow us to replace dropouts if we so choose and the protocol gives us that flexibility. We are using this number of sites in an attempt to actually accelerate enrollment. We also have a patient recruitment program in place, so we’re actually hoping we can finish recruitment earlier than the end of the year. But that is – the end of the year is my target. So if we are enrolling one patient at every site each month we will certainly be within that target.

Q:	Terrific. Hey, get well Zeb and thanks a lot Chris and Jack and the rest of the guys.

Answer:	Take care, Kevin.

Operator:	Your next question comes from Kevin Sheeley.

Answer:	Hello?

Operator:	Mr. Sheeley, your line is open.

Answer:	Operator, maybe we can come back to that question.

Operator:	Thank you. The next question comes from Steven Dunn.

Q:	Good morning, Chris. This is for you or for Zeb. I was wondering if you could give a little color on your registration plan for the organ transplant and/or tumor lysis syndrome programs. Are you going to wait for interim data? Are you going to wait until the data is complete for the gout trial? Or what’s your thinking on how to get this in the clinic?

Savient Pharmaceuticals
First Quarter 2006 Earnings Release Conference Call
May 11, 2006

Answer:	Right. Well, we’re considering the options right now. The unique piece that fits in here is that these two populations are viewed as fundamentally different than the gout patients that we’re studying so that the data arising from any studies in such patients, while it would be of interest to the FDA, does not directly impact on the assessment of efficacy and safety in the orphan gout population. They’re really separate populations. For the tumor lysis syndrome, since so many of those patients would be characterized as being pediatric, I really wouldn’t want to start that trial until I had safety data emerging from Phase III that gave me enough confidence at the time it’d come to expose those patients, just because they’re children. Nevertheless, both of these populations tend to be immunosuppressed by the therapies they’re receiving and since the only sort of safety issue that we might possibly face or are likely to face is related to immunogenicity and allergy, that risk is even lower in these two populations than it is in the gout population, which is not immunosuppressed.

So we could start these studies before we even file the BLA. I can’t say yet though. We don’t have definite plans as to when to start. But there’s no inherent obstacle to starting even before. I’d like to get going early so that we can potentially expand the label very quickly. But we really need to focus on getting the Phase III orphan gout program recruited and completed and I wouldn’t undertake any trials that could potentially interfere with that competing for resources, etcetera. So our main task is getting to the market with a successful registration in orphan gout population and as the opportunity arises and things are looking good, we will add to that.

Q:	So you – when do you foresee filing INDs for those indications, ’07?

Answer:	I couldn’t answer that right now, but not this year.

Q:	Okay.

Answer:	It’s unlikely this year.

Q:	All right, thank you.

Operator:	Again, to ask a question, press star one on your telephone keypad. Your next question comes from Leah Hartman.

Savient Pharmaceuticals
First Quarter 2006 Earnings Release Conference Call
May 11, 2006

Q:	Good morning, I’m with CRT Capital Group. As I’m new to your company I’d just like a little more clarification on the two trials. Would you repeat the number of expected enrollment in each?

Answer:	Sure. You know that?

Answer:	Yeah, Dr. Horowitz will answer that for you.

Q:	Thanks.

Answer:	Sure. We intend to randomize approximately 100 patients in each of these two studies. I say approximately because we’ve designed the trials and have agreement with FDA that will take a bejean(?) approach to the studies, learning from them as we proceed, sort of an adaptive design that allows us to determine whether or not we will replace dropouts as the study progresses so that in fact it may turn out we randomize more than 100 to ensure an adequate number of completers.

Q:	Understood. And I thought that’s what you had said, but I was looking to make sure I understood. Moving back to the financial side, there was a comment made earlier that you plan on running the business to be cash-neutral. I’m assuming that makes the assumption that Rosemont stays within Savient as the family apart from any possible divestiture?

Answer:	Yeah, that’s correct.

Q:	Okay. So that clearly there is enough funding to at least make it through enrollment and start dosing on the trial with the potential then that if you do sell Rosemont and you do a stock repurchase plan, clearly you would keep sufficient funds for the continuation of the studies. Have you publicly disclosed how much the two Phase III SPA trials will cost?

Answer:	Yeah. So yes, okay, good question. As we move forward and as we plan out into the future, we are planning and funding appropriately not only to address – handle these two registration studies, but then also to accommodate the commercialization plan, the Phase IV program and all the other things that are necessary in order to fully develop this drug for the market. Since we’re dealing with a relatively small number of patients here, 200 in total studied over six months, the out-of-pocket costs, so the costs associated with actually running these trials, are estimated to be around $17 million.

Q:	Okay. That’s very helpful.

Savient Pharmaceuticals
First Quarter 2006 Earnings Release Conference Call
May 11, 2006

Answer:	And that includes our open label extensions.

Answer:	Right.

Q:	Okay.

Answer:	Okay. But the costs then beyond that, as we begin to develop our commercial plan, as we begin to think about Phase IV studies and all those kinds of things, I mean obviously the costs are going to be higher. But we’ve taken that into account given our current cash position as well as then the potential sale or spin of Rosemont.

Q:	Okay. And then a follow-up on that. There had been a question with respect to the go forward SG&A costs on a quarterly basis as you move into mid to late 2007. Do you think you have sufficient personnel in place from a regulatory standpoint and a commercialization planning standpoint as opposed to sales? Or will you be looking to add heads there?

Answer:	Okay, well from a regulatory and from a clinical point of view right now, what we need in order to run our trials and in order to get registration, we have staffed appropriately and we are in a strong position to get ourselves through registration through approval. Relative to the…

Q:	With the people, the correct people in place as opposed to just the funding.

Answer:	That is correct.

Q:	Okay.

Answer:	That is correct. They are staffed and on board. Beyond the clinical, the regulatory and the manufacturing, which is another area where we’ve also brought in the appropriate expertise going forward, on the commercial end of it, as we begin to develop our commercial plan we will over the future and as we get – as we learn more about Puricase we then will be adding incremental people to support the commercial infrastructure. But we’re not at that particular point in time yet.

Q:	All right. Thanks, bye.

Answer:	Okay, thank you.

Operator:	Your next question comes from Richard Mansouri.

Savient Pharmaceuticals
First Quarter 2006 Earnings Release Conference Call
May 11, 2006

Q:	Hi, good morning. Just two questions. The first one, there’s a been a lot of discussion about the G&A expenses. But can you just be a little more specific in terms of how it splits out between the US and the UK and then also regarding the G&A, what was the aggregate dollar amount of the non-recurring if you will or the one-time expenses that were incurred? That’s my first question.

Answer:	To get into specifics I’m going to have David Gionco our Controller answer that question for you, Richard.

Answer:	Sure. The G&A costs in the quarter were $8.7 million. Rosemont was approximately $800,000 of that. So it’s a small portion of that. As far as the one time costs in the quarter, we had restatement related costs for auditing and SOX compliance, SOX restatement costs related to our restatement of $1 million. We had consulting costs related to outsourcing accounting and finance services which was about $800,000. And an increase in SOX consulting costs of about $200,000. So those are our main two areas of one-time expenditures that hit the G&A line for the quarter.

Q:	So that – so by my rough calculation, that comes out to about $6.1 million for the US exclusive of those one-time costs. That seems very, very high. What are the plans, if any to somehow rationalize those expenses?

Answer:	Well, Richard as I’ve said previously, the G&A is affected and will continue to be affected a little bit by higher than anticipated costs right now, as we continue to move away from these restatements. So I think when it comes to, as I said earlier, costs associated with regular auditing fees we expect those will go down. Once we hire a permanent – we have a permanent CFO in place and we’re less reliant on consulting in those kinds of things, as we remediate our SOX compliance-related issues, we expect to see a significant reduction across those areas. Those are the primary areas that have affected the G&A line.

Q:	Right. Okay. And separately, next question. I’ve seen some relatively new published estimates for the theoretical market size for Puricase and that number is something in the $500 million annual vicinity. Based on your current plans, do you think if all things go according to plan that that could be a reasonable theoretical dollar amount that Puricase could generate in sales?

Answer:	Well, let me start out and remind you that as we develop this Phase III program, we’re going to start out and target and launch this drug in the treatment failure patients and those are the orphan population. Based upon what the Phase III results show, so as I said in the talk here, if we show reduction in tophi, if we show reduction in gout flare, those kinds of clinical outcomes, then we think there’s the opportunity for us to expand beyond the orphan population into the broader symptomatic gout market. Now, when you get as you – the gout market, there are probably three million people or so that have symptomatic gout in this country. The ones that would be available for Puricase treatment would be a subset of that, those that have significant flare and tophi and those kinds of things.

Savient Pharmaceuticals
First Quarter 2006 Earnings Release Conference Call
May 11, 2006

So you think about it, you start out in the most difficult to treat population and if we show these clinical outcomes and we do the appropriate studies and we get the labeling and the safety, then it’s possible for this drug to move beyond that population and get out more into the broader gout population. Okay?

So I’m not commenting as much on the dollar figure as much as I’m commenting on the potential for Puricase to expand into a broader patient population.

Answer:	And that would require additional clinical trials demonstrating that kind of safety and efficacy.

Q:	Right. No, I understand. Well, again, if those clinical trials are successful and the population is as big as it theoretically could be, then you could see several hundred million dollars theoretically in potential revenue. And I guess that just brings back to the issue of valuation. I mean companies are trading for – you’ve seen a lot of acquisitions of compounds in Phase III going at one time peak sales as a rough metric. At current market prices one could argue that the value of Puricase as being ascribed a value of something like $30 million or $40 million. So theoretically there’s a tremendous amount of embedded leverage in that. I guess, Chris, does that mean that you would – if these numbers are possible, are you still intent on purchasing stock for yourself personally in the open market when you have the ability to do so?

Answer:	Yes, Richard. As I’ve said in the past, once the blackout ends and I believe our blackout will end next week, then it is my intention to buy stock in the open market.

Q:	Great. I appreciate it. Thank you.

Answer:	Thank you.

Savient Pharmaceuticals
First Quarter 2006 Earnings Release Conference Call
May 11, 2006

Operator:	As a reminder, if you would like to ask a question, press star one on your telephone keypad. At this time there are no further questions. Mr. Clement, are there any closing remarks?

Chris:	I would just like to thank everyone again, appreciate their patience in dealing with us throughout the prior year. We truly believe that Savient is on – is reaching and will move to a different chapter, a very positive chapter in its history here as we develop Puricase and I look forward to sharing those results and progress on other matters throughout this coming year. Thank you.

Operator:	This concludes today’s Savient Pharmaceuticals…

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